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                                  November 27, 1996


          Heritage Income Trust
          880 Carillon Parkway
          St. Petersburg, Florida  33716

               Re:   Rule 24f-2 Notice
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          Ladies and Gentlemen:

               Heritage Income Trust (the "Trust") is a business trust organized under the laws of the Commonwealth of Massachusetts. We understand that the Trust is about to file a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), for the purpose of making definite the number of shares of beneficial interest ("Shares") that it has registered under the Securities Act of 1933, as amended (the "1933 Act"), and that it sold during its fiscal year ended September 30, 1996.

               We have, as counsel, participated in various business and other matters relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of its Declaration of Trust and By-Laws, as now in effect, and we generally are familiar with its business affairs. Based on the foregoing, it is our opinion that the Shares sold during the fiscal year ended September 30, 1996, the registration of which will be made definite by the filing of a Rule 24f-2 Notice, were legally issued, fully paid and non-assessable. We express no opinion as to compliance with the 1933 Act, the 1940 Act or applicable state securities laws in connection with the sales of Shares.

               The  Trust is  an entity  of the  type  commonly known  as a
          "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that creditors of, contractors with and claimants against the Trust shall look only to the assets of the Trust for payment. It also requires that notice of such disclaimer be given in each contract or instrument made or issued


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          Heritage Income Trust
          November 27, 1996
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          by the  officers or the  Trustees of the  Trust on behalf  of the
          Trust.  The  Declaration of Trust further provides:   (i) for the
          Trust to indemnify and hold each shareholder harmless from  Trust
          assets  for   all  loss  and  expense  of  any  shareholder  held
          personally liable for the obligations of the Trust by virtue of ownership of Shares of the Trust; and (ii) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

               We hereby consent to this opinion accompanying the Rule 24f-2 Notice that you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm in the prospectus filed as part of the Trust's registration statement.

                                        Very truly yours,

                                        KIRKPATRICK & LOCKHART LLP



                                        By /s/ Robert J. Zutz
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                                             Robert J. Zutz
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